Exhibit 99.1

Electroglas, Inc. (ticker: EGLS, exchange: NASDAQ) News Release—7/15/2003

Electroglas Sells Front-End Software Product Lines to FEI Company, Reaffirms and Narrows Financial Guidance for 2nd Quarter

SAN JOSE, Calif., Jul 15, 2003 (BUSINESS WIRE) — Electroglas, Inc. (Nasdaq:EGLS), a leading supplier of wafer probing and test handling solutions for the semiconductor industry, today announced that it has sold its Design for Manufacturing (DFM) and Fab Solutions software product lines to FEI Company (Nasdaq:FEIC) for $6 million in cash plus the assumption of certain liabilities. The product lines, including Electroglas’ Yield Manager and Merlin’s Framework products, will form the foundation of a new FEI division that will be staffed, in part, by existing Electroglas’ DFM and Fab Solutions employees.

“Earlier this year, we set out to narrow our focus, concentrating on delivering advanced wafer probers and extending our wafer probing technologies to drive equipment and process efficiencies throughout the back-end,” said Curt Wozniak, chairman and CEO of Electroglas. “The sale of these product lines reaffirms that focus, allowing us to spend more time developing and delivering innovative products, such as our recently launched NETprobing technology and Sidewinder strip test handler, helping customers to overcome their most critical manufacturing challenges.”

As part of the purchase, FEI will assume control of Electroglas’ DFM and Fab Solutions engineering operations in Mumbai, India. Electroglas will work closely with FEI to provide a seamless transition and a continued high level of support for customers who are currently using the DFM and Fab Solutions products.

“We are very excited about the strategic value of this acquisition. It is a key element of our growth and design to yield focus,” said Vahe’ Sarkissian, chairman, president and CEO of FEI. “Electroglas’ highly popular Merlin’s Framework(TM) CAD navigation software will greatly enhance FEI’s suite of solutions for circuit edit and support our design to yield strategy.”

Updating financial guidance delivered as part of its Q1 financial release, Electroglas expects revenues for its second fiscal quarter, ended June 28th, 2003, to be in the range of $10 million to $11 million. In addition, in the Q1 financial release Electroglas announced the intended sale of its optical wafer inspection operations. This sale was not completed as expected and Electroglas has discontinued further development of wafer inspection products. Electroglas will continue to support existing inspection customers.

About Electroglas, Inc.

Electroglas is a supplier of innovative probers, prober-based test handlers, test automation software and services that improve the overall effectiveness of semiconductor manufacturers’ wafer and device testing processes by delivering faster answers to questions about device quality, manufacturing performance and corrective action needed. Headquartered in San Jose, California, the company has been a leading equipment supplier to the semiconductor industry for over four decades, and has an installed base of more than 15,000 systems worldwide. Electroglas’ stock trades on the NASDAQ National Market under the symbol “EGLS.” More information about the company and its products is available at www.electroglas.com.

About FEI

FEI is a nanotechnology company providing enabling 3D Structural Process Management(TM) solutions to the world’s technology leaders in the fields of semiconductors, data storage, structural biology and industry. Its range of industry-leading DualBeam(TM) and single column focused ion and electron beam products enables manufacturers and researchers to keep pace with technology shifts and develop next generation technologies and products. FEI’s products allow advanced three-dimensional metrology, device editing, trimming, and structural analysis for management of sub-micron structures including those found in integrated circuits, high-density magnetic storage devices, industrial materials, chemical compounds, and biological structures. FEI solutions deliver enhanced production yields, lower costs and faster time to market-critical benefits in highly competitive markets. Headquartered in Hillsboro, Oregon, FEI has approximately 1,600 employees worldwide, with additional development and manufacturing operations located in Peabody, Massachusetts; Sunnyvale, California; Eindhoven, The Netherlands; and Brno, Czech Republic. More information can be found on the FEI website at: www.feicompany.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements relating to (a) the assumption of operations by FEI and a seamless transition and continued high level of support for customers who are currently using the DFM and Fab Solutions products and (b) our expectations regarding second quarter revenues. These forward-looking statements involve risks and uncertainties including, but not limited to the risk that we are unable to recognize revenue in the anticipated quarter and that current order estimates are not realized. We assume no obligation to update this information. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Electroglas’ business in general, see the risk disclosures in Electroglas’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2002 and its quarterly reports on Form 10-Q filed from time to time with the SEC.

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